Exhibit 99.1
Roku, Inc.
Supplemental Financial Information for the Years Ended December 31, 2024 and 2025

Summary Financials ($ in millions)	FY 2024	Q1 25	Q2 25	Q3 25	Q4 25	FY 2025
Advertising	$2,065.3	$482.8	$539.1	$591.2	$714.7	$2,327.8
Subscriptions	1,457.5	398.0	436.4	473.4	509.3	1,817.1
Platform revenue	3,522.8	880.8	975.5	1,064.6	1,224.0	4,144.9
Devices revenue	590.1	139.9	135.6	146.0	170.9	592.4
Total net revenue	4,112.9	1,020.7	1,111.0	1,210.6	1,394.9	4,737.3
Advertising	1,196.6	270.4	301.6	345.5	428.2	1,345.8
Subscriptions	689.4	193.9	196.0	202.3	218.4	810.7
Platform gross profit	1,886.0	464.3	497.7	547.8	646.7	2,156.4
Devices gross profit (loss)	(80.3)	(19.3)	0.0	(22.9)	(39.9)	(82.0)
Total gross profit	1,805.6	445.0	497.7	524.9	606.8	2,074.4
Advertising gross margin %	57.9%	56.0%	56.0%	58.4%	59.9%	57.8%
Subscriptions gross margin %	47.3%	48.7%	44.9%	42.7%	42.9%	44.6%
Platform gross margin %	53.5%	52.7%	51.0%	51.5%	52.8%	52.0%
Devices gross margin %	(13.6%)	(13.8)%	0.0%	(15.7)%	(23.3)%	(13.8)%
Total gross margin %	43.9%	43.6%	44.8%	43.4%	43.5%	43.8%
Research and development	720.1	184.6	178.0	182.2	184.6	729.5
Sales and marketing	932.7	223.7	243.3	242.1	255.3	964.4
General and administrative	371.0	94.5	99.7	91.1	100.9	386.2
Total operating expenses	2,023.8	502.8	521.0	515.4	540.8	2,080.0
Income (loss) from operations	(218.2)	(57.7)	(23.3)	9.5	66.0	(5.6)
Net income (loss)	(129.4)	(27.4)	10.5	24.8	80.5	88.4
*Adjusted EBITDA	260.2	56.0	78.2	116.9	169.4	420.5
Adjusted EBITDA margin %	6.3%	5.5%	7.0%	9.7%	12.1%	8.9%
Cash flow from operations (TTM)	218.0	310.1	396.4	455.4	483.7	483.7
*Free cash flow (TTM) A	203.2	298.4	392.0	443.0	483.6	483.6

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	FY 2024	Q1 25	Q2 25	Q3 25	Q4 25	FY 2025
Net income (loss)	$(129,386)	$(27,431)	$10,503	$24,812	$80,477	$88,361
Total other income, net	(98,209)	(17,216)	(28,006)	(28,564)	(25,736)	(99,522)
Stock-based compensation	384,662	95,494	84,640	88,031	86,004	354,169
Depreciation and amortization	62,714	15,192	16,881	19,441	17,390	68,904
Restructuring charges (1)	30,999	3,064	-	-	-	3,064
Income tax expense	9,428	(13,083)	(5,830)	13,218	11,232	5,537
Adjusted EBITDA	$260,208	$56,020	$78,188	$116,938	$169,367	$420,513
(1) Restructuring charges of $3.1 million in fiscal year 2025 primarily include asset impairment charges of $2.9 million.

	FY 2024	Q1 25	Q2 25	Q3 25	Q4 25	FY 2025
Net cash provided by operating activities	$218,045	$310,094	$396,421	$455,360	$483,718	$483,718
Less: Purchases of property and equipment	(5,061)	(6,320)	(6,567)	(6,647)	(5,280)	(5,280)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9,746)	(5,328)	2,133	(5,706)	5,179	5,179
Free cash flow (TTM)	$203,238	$298,446	$391,987	$443,007	$483,617	$483,617
Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this Exhibit 99.1 includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables above. The Adjusted EBITDA reconciliation excludes total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit) expense from the net income (loss) of the period, and the FCF reconciliation excludes capital expenditures and effects of exchange rates from the cash flow from operations of the period, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.